                                                                    Exhibit 10.6



THIS AGREEMENT is made as of this 4th day of September, 1997 (the "Effective Date") by and between MCD, an unincorporated private company owned by Al Melling, aka M.C.D. Limited ("MCD"), and March Motors International, Inc., a Minnesota corporation with English operations being carried on by its wholly-owned subsidiary March Motors Limited, a U.K. corporation (March).
            WHEREAS,  March has been  involved over the past couple years in the design, development and marketing of three distinct motorcycle models (March Superbike, March Sportbike and March Cruiser) as well as an engine for use in Indy race cars;
            FURTHER WHEREAS, on behalf of March, MCD has been conducting certain and development work for March on such motorsport products pursuant to a Development and Marketing Agreement of December 15th, 1995 covering the March 750cc Superbike engine and Indy car engine ("MCD Superbike Agreement") and a Development and Marketing Agreement of November 1, 1996 covering the 1500cc cruiser engine and the entire 600cc sportbike engine and bodywork ("MCD Cruiser/Sportbike Agreement"), (which two agreements are collectively the ("MCD Agreements"); and
            FURTHER WHEREAS, the parties hereto have entered into this Agreement
(i) to make certain material amendments to the prior MCD Agreements, (ii) to include additional extensive development by MCD covering additional products as set forth herein, and (iii) to provide for additional consulting by MCD after January 1, 200
            NOW, THEREFORE in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:
            1. Definitions- Definitions of terms contained in the MCD Agreements shall retain the meanings set forth in such prior MCD Agreements. The Development Program for additional motorcycle products covered by this Agreement shall include the following:

            a. Nemesis 200 - MCD shall design and develop a powerful, highspeed, high performance premium March motorcycle for a top-of-the-line March product based on integrating the March V-8 engine with a new chassis design with general specifications including approximately 1500 cc engine capacity, B.H.P. of 261 at 13,000 max RPM, maximum torque of approximately 140 ft.lbs. at 11,000 RPM, four valves and three spark plugs per cylinder, coil-over-plug ignition, two camshafts per cylinder bank and a 6-speed gearbox, with engine design features intended to provide a March motorcycle capable of top roadgoing speeds exceeding 200 mph.

            b. March Cruiser - MCD shall design and develop an American-style "cruiser" powered by the March V-8 engine designed to particularly create an engine sound typical of American cruisers and a low-slung chassis design, cylinder banks offset approximately 90 degrees from each other, and a powerful macho image. Engine capacity shall be approximately 1800 cc with max B.H.P. of approximately 216 and max RPM of approximately 9000, an electric fuel-injected management system, two valves per cylinder and a 6-speed gearbox.

            c. Three 600cc Motorcycles - In addition to the 600cc March Sportbike nearing completion pursuant to the prior MCD Cruiser/Sportbike Agreement, MCD shall design and develop the following three additional products, all of which shall employ the one-cylinder 600cc engine which now exists and was developed by MCD:

            i. Race Replica. MCD shall design and develop a new chassis and related components for a March Race Replica to be intended for use in the March Marque Racing Series.
            ii. Super Motard. MCD shall design and develop a March motard-style bike in order to provide March with this particular product segment in its full line of motorcycles.
            iii. Trail Bike. MCD will design and develop a distinctive March Trail Bike for off-road motorcycle sporting use.

            d. Re-Engineering of Superbike - MCD shall conduct a comprehensive re-engineering of the March Superbike which is being powered by the 750cc in-line 4-cylinder engine developed by MCD pursuant to the MCD Superbike Agreement. Re-engineering of the Superbike shall particularly be cognizant of its future into the World Superbike racing competition.

            2.  Development Program.
                MCD agrees to use all commercial reasonable efforts to complete the design and development of the foregoing products within the following schedules, which include a running production prototype of each product:
            Nemesis 200 - June 30, 1998 (full running production prototype) March Cruiser - June 30, 1998 (full running production prototype)

            600cc Race Replica - A model prototype shall be ready for show purposes by December 31, 1997, with the running production prototype completed by May 31, 1998.

            600cc Super Motard - June 30, 1998 (full running production prototype)

            600cc Trail Bike - August 31, 1998 ( full running production prototype)

            Superbike Re-engineering - June 30, 1998 (full running production prototype)

            All chassis and related components developed by MCD under this Development Program shall be accompanied by a complete production documentation package, including specifications and drawings organized and indexed in a production manual, a complete suppliers' list and bill of particulars including component pricing, and a complete description of the various motorcycle models including necessary schematics, line drawings and other documentation relating to all features and components of such products. MCD also shall assist as necessary in the preparation of professional owners' and distributors' manuals for the use and repair of March motorcycles and components thereto. Cost breakdowns for components shall be based on annual sales of 500 units of each model.
            In addition to the above schedule for the Nemesis 200 and March Cruiser running production prototypes, MCD hereby also agrees to use all commercially reasonable efforts to complete and deliver a model prototype for each of these two motorcycles by December 31, 1997.
            In addition to the foregoing development, MCD also shall use all commercially reasonable efforts to design a V-4 750cc high performance motorcycle engine, with complete working drawings of the V-4 by December 31, 1999. The parties hereto also acknowledge the design of the Indy-car design has been about 80% completed, and that although the ownership of such Indy-car design belongs to March, the completion of design and development of such engine shall be the subject of a future agreement to be entered into by the parties hereto. March further acknowledges that in regard to engine development for motor car engines, MCD is not working exclusively for March, but rather is free to conduct design and development work for third parties whether or not they compete with March.
            Future Consulting By MCD - The parties hereto further agree hereby that MCD will provide consulting for March over a three-year period commencing January 1, 2000 regarding future design, development and marketing of engine and motorcycle chassis products.

            Compensation to MCD - For all development and consulting to be conducted by MCD under the development covered by this Agreement, March shall pay MCD:
            i. A monthly development payment of Twenty-one Thousand (21,000) English Pounds with the first payment on September 1, 1997 and each monthly payment thereafter on the 1st day of each succeeding month, provided that each such monthly payment is contingent upon MCD's continued compliance with the foregoing development program. Upon each such payment being made to MCD, March shall retain all right, title and interest in and to all product and components and their Specifications and related Intellectual Property. MCD also agrees to consult with March on a regular basis regarding the progress of the various segments of this Development Program, and to give March the opportunity to review and approve the material design features of products covered by this Agreement prior to commencing prototype models. In the event MCD fails to develop motorcycle products and engines as required by the foregoing schedules, March shall have the right to terminate this Agreement pursuant to Section 18 hereunder.

            ii. For the consulting services to be provided by MCD over the aforementioned 3-year period, March shall pay MCD a monthly consulting payment of Twenty-five Thousand (25,000) English Pounds with the first payment on January 1, 2000 and each succeeding monthly payment being due on the 1st day of each month thereafter.

            3. MCD Technology.
            Regarding any prior MCD technology used for this Development Program, MCD hereby represents the following: MCD has not licensed any of such MCD Technology to any third party; MCD has taken all necessary action to protect such MCD technology; MCD has not received any notice of, nor are there any facts known to MCD which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to such MCD Technology; no claim contesting the validity of such MCD Technology has been made, or is currently outstanding or threatened; MCD has not received any notice of any infringement, misappropriation or violation by it of any intellectual property rights of any third parties and MCD has not infringed, misappropriated or otherwise violated any such intellectual property rights; and no infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to the products currently under development and to be developed under this Agreement, or with respect to MCD's business as now conducted.
            March shall retain all right, title and interest in and to the products being developed hereby and all related intellectual property, and any related molds, tooling, casts and other equipment used to manufacture working prototyped or commercial models of such products.

            4.  Technical Assistance.
            MCD shall provide personnel and assistance as necessary to complete the development of all products required by the Agreement and to insure that they perform in accordance with their respective design specifications, and further MCD shall provide competent personnel and technical assistance as necessary to assist March in all phases of assembly and manufacture of such products.

            5.  Marketing Obligations.
            At all times during the term of the Agreement, the parties hereto will use their best efforts to promote the manufacture, sale, marketing and distribution of March motorcycles utilizing engines and bodywork developed by MCD. MCD and March mutually agree to at all times (i) conduct business in a manner that reflects favorably on the good name, goodwill and reputation of the other party, (ii) not engage in deceptive, misleading or unethical practices that are or might be detrimental to the other party, (iii) not make any false or misleading representation with regard to the other party or its products, (iv) not publish or utilize or cooperate in the publication or utilization of any misleading or deceptive advertising material that relates in any way to the other party and its products, (v) not make any representation or warranty to anyone with respect to the specifications, features or capabilities of the other party's products that are inconsistent with the literature distributed by the other party, and (vi) not make any warranty or representation to anyone that would give the recipient thereof any claim or right of action against the other party.

            6. Amendments to Prior MCD Agreements - The parties hereto agree that the prior two MCD Agreements between the parties hereto shall be amended hereby only as follows:

            a. Engine Schedule - The 750cc in-line 4-cylinder engine shall be completely designed by September 30, 1997 to enable MCD to furnish March with initial detailed working drawings by that date. All development work for the working prototype of this engine shall be completed by February 28, 1998. Provided all components and parts are available from suppliers and subcontractors as needed, MCD shall conduct and deliver to March comprehensive performance dynamometer test results by February 28, 1998.

            The 1500cc V-8 engine shall be completely designed by November 30, 1997 to enable MCD to furnish March with initial detailed working drawings by that date. All development work for the working prototype of this V-8 engine shall be completed by June 30, 1998. Provided all components and parts are available from suppliers and subcontractors as needed, MCD shall conduct and deliver to March comprehensive performance dynamometer test results by June 30, 1998.

            The 600cc single-cylinder engine shall be completely designed by November 30, 1997 to enable MCD to furnish March with initial detailed working drawings by that date. All development work for the working prototype of this engine shall be completed by April 30, 1998. Provided all components and parts are available from suppliers and subcontractors as needed, MCD shall conduct and deliver to March comprehensive performance dynamometer tests results by April 30, 1998.
            b. Engine Logo Markings - All engines developed by MCD shall carry the MCD logo on the Cam cover, and the March logo shall be on the outer engine casing.

            c. Royalty Rights - MCD obtained certain royalty rights under the prior MCD Agreements, and all of such royalty rights are amended as follows:

            In lieu of receiving cash royalty payments as originally provided for between the parties hereto, MCD shall receive common stock of March equal to $1,000,000 in U.S. currency, subject to resale pursuant to Rule 144 of the Securities Act of 1933, with the number of shares and value thereof being based on the IPO )Initial Public Offering) price of common stock of March. MCD hereby acknowledges that the delivery of such common stock to MCD shall constitute full and complete payment of any and all royalties specified in such two prior MCD Agreements.

            d. MCD has submitted certain invoices to March for work and expenses incurred by MCD incident to development work performed on behalf of March and which are outstanding as of the date of this Agreement. March shall make full payment on such invoices to MCD to satisfy such outstanding invoices totaling approximately 140,000 English pounds as follows:
            i) Transfer to MCD of a Chevrolet Corvette already obtained by March for this purpose;
            ii) The value of delivery costs incurred by March to deliver said car; and
            iii) The remaining balance (beyond the value of such Corvette and related delivery costs) shall be paid to MCD through issuance and delivery to MCD of March common stock, subject to resale pursuant to Rule 144, equal to such remaining balance of invoices based on a value of $3.00 per share of common stock.
            MCD shall submit to March proper invoices to verify the amount of such outstanding balances owed to MCD incident to these expenses yet unpaid.

            7. Policy Regarding Future Invoices. Incident to future development work and expenses incurred by MCD to perform design and development for March under this Agreement and under the Prior MCD Agreements, MCD shall notify March of any upcoming expenses and fees prior to becoming obligated thereon, for the purpose of obtained March approval of such expenses prior to being undertaken.

            8.  Time Devoted By Al Melling.
            Regarding MCD's development and consulting services to be performed under this Agreement and prior MCD Agreements, MCD and Al Melling hereby agree that Al Melling will devote a substantial portion of his personal time and efforts toward the development and marketing of March motor sports products including the time he devotes incident to the March Marque Racing Series.

            9.  Melling Becomes Director of March.
            Upon execution of this Agreement by the parties hereto, Melling also agrees to serve on the Board of Directors of March contingent upon his being covered by a standard "errors and omissions" insurance policy during the time he serves in such directorship.

            10.   Acknowledge By Melling.
            When Melling receives satisfaction of his outstanding verified invoices pursuant to Section 6d of this Agreement, MCD and Melling hereby acknowledge that they have received all payments due them under any and all contracts between the parties hereto prior to the date hereof.
            11. March Marque Racing Series.

            In February 1997 the parties hereto entered into a "March Marque Racing Series" Agreement for the purpose of promoting the commercial sale of March motorcycles, and such agreement requires MCD and Melling to establish and oversee a European racing series featuring the March 600cc Sportbike, with certain races limited to drivers riding March Sportbikes. The parties hereto agree that the payment to MCD and Melling under this racing series agreement shall be increased to 5,000 English Pounds per month instead of $5,000 U.S. Dollars per month, with such increased payments to commence for the month of September, 1997 and extend through August, 1999. The parties hereto acknowledge that this racing series will now be planned for 1999 instead of the initially planned 1998. Other than the foregoing changes, all other terms and conditions of the original racing series agreement shall remain in full force and effect.

            12.  Agreement Not to Compete.
Other than MCD's existing relationship with Motorrad-Und Zweiradwerk GmbH, MCD agrees that during the term of the Agreement and for a period of five (5) years after any termination of this Agreement, MCD and Melling will not, directly or indirectly, engage in any competition with March in any manner or capacity (e.g. as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association or otherwise) in any phase of the business which March is conducting during the term of this Agreement.

            The obligations of MCD and Melling under this section 12 of this Agreement shall apply to any geographic area in which March has engaged in business during the term of this Agreement through production, promotional, sales or marketing activity, or otherwise, or has otherwise established its goodwill, business reputation, or any customer relations. Ownership as a passive investment of less than 1% of the capital stock of any corporation which is publicly traded shall not constitute a breach of this Section 12.

            MCD and Melling further agree that during the term of this Agreement they will not, directly or indirectly, assist or encourage any other person in carrying out any activity that would be prohibited by the foregoing provisions of this Section 12 if such activity were carried out by MCD or Melling, either directly or indirectly. In particular, MCD and Melling agree they will not, directly or indirectly, induce any employee of MCD to carry out, directly or indirectly, any such activity.

            13.  Confidentiality.
            Each party hereto shall keep confidential and not disclose to any third party or use for its own benefit, except as expressly permitted herein, or for the benefit of any third party, any of the following information disclosed by the other party to it (collectively "Confidential Information"): (I) any information provided to it by the other party which is marked with a proprietary, confidential or other similar notice, or orally disclosed to it by the other party and followed by a writing within thirty (30) days of such oral disclosure indicating said information was confidential, and (ii) even if not so marked, any information that is reasonably understood by it to be confidential, including the MCD Technology, on the one hand, and the Specifications and Company (March) Technology, on the other hand.

            The term "Confidential Information" should not include information which (i) is or becomes generally known or available through no act or failure to act by the receiving party, (ii) is already known by the receiving party at the time of receipt as evidenced by its records, (iii) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction of disclosure, (iv) is required to be disclosed by court order or otherwise by law, but in such event notice shall be provided at least ten (10) days in advance of such disclosure.

            Each party shall limit access to Confidential information to those of its employees or agents (including subcontractors) who have a definite "need to know", or to its sublicensees to the extent necessary to allow any such sublicensee to fully use their sublicenses, and who also are under a written obligation to keep such information confidential, with such written obligation to be at least as restrictive as those obligations specified in this Section 13 of the Agreement.

The parties hereto particularly acknowledge to each other that a breach or threatened breach of this Section 13 by any of the parties hereto may cause the nonbreaching party to suffer irreparable hard and injury or such nature that no remedy at law will adequately cure or compensate the nonbreaching party. In such event, the nonbreaching party shall have the right to obtain injunctive relief with respect to such breach or threatened breach, in addition to any other available remedy or relief.

            14.  Warranties.
            Warranties By MCD - MCD warrants that, for a period of five (5) years from the date of delivery of the working prototypes of engines, bodywork or any other components developed under this Agreement, such prototypes shall conform to their specifications. Moreover, March is permitted to provide its end-users the warranty granted to it hereunder. March also hereby agrees to indemnify and hold harmless MCD for any warranty or representation made by March that exceeds such warranty pass-through rights hereunder. The provisions of this
Section 14 regarding warranties of MCD shall survive the expiration or termination of this Agreement for any reason.

            15.  Intellectual Property Indemnification.
            MCD shall indemnify and hold harmless March for any damages finally awarded or settlement amounts paid in respect of any loss, liability or expense suffered or incurred by March or any of its customers for any patent, copyright, trade secret or similar infringement claim brought against March or any of its customers in respect to the use by March or any such customer of the engines, bodywork or any other components developed hereunder or of any of the MCD Technology (but only to the extent that such infringement claim involves the engines, bodywork or other components developed hereunder), or any material supplied by MCD to March pursuant to this Agreement. March shall notify MCD as soon as practicable of any such infringement claim brought against either March or any of its customers. If March defends such a claim, then, if requested by March, MCD shall provide March with full documentation and cooperation to assist March in defending any such claim. If any item furnished hereunder, including without limitation the Specifications or products supplied or developed under this Agreement, is in MCD's opinion likely to or does become subject of a claim for infringement of any patent, copyright or other proprietary right, MCD may, at its option and expense, procure for March or any affected customer, the right to continue using the same, or modify it so that it becomes non-infringing, but without diminishing MCD's obligations hereunder.

            16.  Compliance With Laws.

            In Connection with and in furtherance of its marketing and manufacturing activities contemplated hereunder, each party hereto shall be responsible for obtaining, and shall use all reasonable commercial efforts to obtain, any and all required governmental authorizations, including without limitation any import licenses and foreign exchange permits, and if applicable, shall be responsible for filing and registering this Agreement with the appropriate authorities.

            17.  Improvements and Inventions.
MCD and Melling shall promptly notify and fully disclose to March any and all ideas, designs, practices, processes, improvements and inventions (all hereinafter referred to as "inventions"), whether or not they are believed to be patentable, which MCD or Melling have conceived or reduced to practice during the period of this Agreement, or which are conceived or reduced to practice within six (6) months after termination of this Agreement, if such inventions are related to a product or process which was worked upon by MCD or Melling incident to this Agreement or Melling's consulting arrangement with March.

            All such inventions shall be the sole and exclusive property of March or its nominee, and during the term of this Agreement and thereafter, whenever requested to do so by March, Melling and/or MCD shall execute and assign all applications, assignments or other instruments necessary to enable March to apply for and obtain patents, copyrights or any other proprietary rights in and to such inventions. MCD and Melling will also render whatever aid and assistance to March is needed regarding any interference or litigation pertaining to such inventions, and all expenses reasonably borne by MCD or Melling at the request of March shall be borne by March.

            18. Term, Termination and Effect of Termination.
            a. Term - This Agreement shall commence upon its execution by the parties hereto and, subject to earlier termination as provided herein, shall continue until the date which is two (2) years after such effective date.
            b. Termination on Bankruptcy - Either party hereto may terminate this Agreement upon written notice if a petition for relief under any bankruptcy law or legislation is filed by or against the other party, the other party makes an assignment for the benefit of creditors, or a receiver is appointed for the other party or a substantial portion of the assets of the other party, and such petition, assignment or appointment is not dismissed or vacated within thirty
(30) days.
            c. Termination for Failure to Develop Specifications. - If March terminates this Agreement for failure by MCD to develop the Specifications or the products, engines and other components as required herein, this Agreement shall be terminated and March shall be entitled to all rights in and to the Specifications, the engines and other products or components, all molds, tooling dies casts and all Intellectual Property therein, developed to data pursuant to this Agreement.
            d. Effect of Material Breach by MCD - If MCD materially breaches this Agreement, March shall have the right to terminate this Agreement and March shall be entitled to all rights in and to the Specifications, the engines and other products or components, and all molds, tooling, dies, casts and all Intellectual Property therein, developed to date pursuant to this Agreement, as well as the continuing right to the license granted to March in Section 3 hereunder regarding MCD Technology.

            e. Effect of Material Breach by March - If March materially breaches this Agreement and fails to correct such default within sixty(60) days after written notice of default is provided to

March by MCD, MCD shall have the right at its sole option to terminate this Agreement and be entitled to damages caused by such termination, including damages that may result from the term of this Agreement.

            f. Surviving Rights - Termination or expiration of this Agreement shall not affect the rights of the parties which may have accrued up to the date of such termination or expiration and, in addition, (i) no party shall be relieved of any obligation for any sums due to the other party, (ii) the Company shall be entitled to take physical possession of and ownership of all Specifications, the engines and other products and components developed hereunder, and all molds, tooling, casts, dies and all Intellectual Property therein, as well as the continuing right to the license granted to March in
Section 3  hereunder  regarding  MCD  Technology,  and  (iii) no party  shall be relieved of its obligations under Sections 13 (Confidentiality), 14((Warranties), 15 (Intellectual Property Indemnification), 16 ( Compliance With Laws), and 19 (Choice of Governing Law).
            19.  General.
            a. Relationship of Parties - The respective parties hereto are not employees or legal representatives of the other party for any purpose, and neither party hereto shall have the right or authority to enter into any contracts or understandings in the name of or on behalf of the other party.

            b. Nonassignability; Binding on Successors - Either party hereto may assign or otherwise transfer this Agreement or rights herein to an Affiliate or in connection with a sale of all or substantially all of its assets, or of its business, whether via merger or other business combination or otherwise. Except as permitted in the preceding sentence, neither party shall assign any of its rights or obligations hereunder without the express written consent of the other party, which consent shall not be unreasonably withheld, and any attempted assignment without such consent shall be void. In the event of any permitted assignment or transfer under this Agreement, this Agreement and its provisions shall be binding upon the executors, heirs, representatives, administrators and assigns of the parties hereto.

            c. Waiver and Severability -Any waiver (express or implied) by either party or any broach of this Agreement or its terms shall be in writing and shall not constitute a waiver of any other subsequent breach.

            In the event any provision of this Agreement is held to be invalid or unenforceable for any reason whatsoever, the valid or enforceable portion thereof and any remaining provisions of this Agreement will remain in full force and effect.

            d. Force Majeure -Neither party shall be liable to the other party for its failure to perform any of its obligations under this Agreement during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond reasonable control, including without limitation, earthquakes, governmental regulation, fire, flood, labor difficulties, civil disorder or war, acts of God, or otherwise, provided the party experiencing the delay promptly notifies the other party of the delay.

            e. Entire Agreement: Amendment -This Agreement constitutes the entire, final, complete and exclusive agreement between the parties hereto along with the prior MCD Agreements, and supercedes any previous understandings or representations of the parties hereto, written or oral, with respect to the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party hereto.

            f. Counterparts -This Agreement may be executed by the parties hereto in counterparts with the same force and effect as if each of the signatures to this Agreement had executed the same instrument.

            g. Cumulative Rights and Remedies -The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any other rights and remedies provided by law or otherwise.

            h. Captions and Section References -The section headings appearing this Agreement are inserted only for the convenience and in no way to define, limit, construe, or describe the scope or extent of such section or in any way affect the meaning of such section.

            i. Publicity -All notices to third parties and other publicity or releases concerning this Agreement or its subject matter shall be jointly planned and agreed to by the parties hereto. Neither party shall act unilaterally in this regard without the prior written approval of the other party, which approval shall not be unreasonably withheld, and which shall be deemed to be given when such disclosure is required by securities or other laws. All related communications within each party's organization shall be of a strictly confidential nature.

            j. Choice of Governing Law; Arbitration -This Agreement is made in accordance with and shall be governed and construed under the laws of the United Kingdom, as applied to agreements executed and performed entirely in the United Kingdom. The official text of this Agreement and any other documents, notices, or statements of account required by this Agreement shall be in English and not construed by any other language. Any dispute or difference arising between the parties hereto regarding this Agreement will be referred to binding arbitration to be conducted in London, England, in accordance with the International Chamber of Commerce, and the award of any arbitrator in such arbitration shall be enforceable in any court having jurisdiction over the party (or the party's property) against whom enforcement is sought.

            k. Notices -All notices, communications, requests, demands, consents and the like required or permitted under this Agreement will be in writing and will be deemed given and received (i) when delivered personally, (ii) when sent by confirmed telecopy, (iii) ten (10) days after having been mailed by first class mail which is registered or certified, postage prepaid, or (iv) three business days after deposit with a commercial overnight carrier, with written verification of receipt. All notices shall be addressed as follows:

            If to MCD:                        If to March:
            ----------                        ------------
            M.C.D. Limited                    March Motors International, Inc.
            C/O Al Meiling                    7667 Equitable Drive
            43 Mallor Street                  Eden Prairie, MN 55347
            Rochdale                          Telephone: (612) 937-2000
            Lanc, England OL126XD             Telecopy:  (612) 937-9809
            Telephone: 01706  711608
            Telecopy:  01705  868125
or to such other address as the person to whom notice is to be given may have furnished to the other party in writing in accordance herewith, except that such changes of address will be effective only upon receipt. A notice given in some means other than specified herein shall be deemed duly given when and if actually received by the addressee.

            l. Authority to Enter Into Agreement; No Prior Grants -Each party hereto represents and warrants to the other party that it has the right, full power and lawful authority to enter into this Agreement for all purposes stated herein, and to carryout its obligations hereunder. Each party hereto further warrants inconsistent in any manner whatsoever with the terms and provisions of this Agreement and that it has not make any prior grants of rights in or to the MCD Technology, the Specifications and engines and other components covered by this Agreement, on the one hand, or the March Technology, on the other hand, to any third party which are inconsistent with or would interfere with the performance of any part of this Agreement by any party hereto.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                                  M.C.D. Limited

                                                  By   Al Melling
                                                       ---------------
                                                       Al Melling, Its Principle

                                  MARCH MOTORS INTERNATIONAL, INC. and March
                                  Motors Limited, its wholly-owned subsidiary


                                                  By    Joseph Novogratz
                                                        ----------------------
                                                        Joseph Novogratz,
                                                        Chairman and Managing
                                                        Director